Exhibit 10.36
Form of Amendment
 to
Amended and Restated Executive Employment Agreement

This Amendment to Amended and Restated Executive Employment Agreement (the “Amendment”) is entered into and effective as of the 11th day of March 2013 (the “Amendment Date”) by and between Obagi Medical Products, Inc., a Delaware corporation (the “Company”), and________________, an individual resident of the State of California (“Executive”). All capitalized terms used but not otherwise defined herein shall have the meanings assigned under the Amended and Restated Executive Employment Agreement, dated as of June 15, 2009, by and between the Company and Executive (the “Original Agreement” and, collectively with, and as further amended by, this Amendment, the “Agreement”).

Whereas, Executive serves as the Company’s____________________, pursuant to the terms and conditions of the Original Agreement;

Whereas, on March 11, 2013, the Compensation Committee of the Company’s Board of Directors approved an amendment to the Original Agreement that would modify certain provisions relating to the acceleration of vesting of certain equity awards in connection with a Change in Control;

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Equity Acceleration Provisions.  Section 3(d)(ii)  of the Original Agreement shall be amended and restated in its entirety to read in full as follows:

“(i)  If Executive’s employment is terminated for Good Reason (as defined below) then, following such termination, notwithstanding anything to the contrary contained in the stock option agreements evidencing any Subsequent Options granted after the Amendment Date (the “Future Options”), or the Plan or in any restricted stock unit agreement evidencing any Subsequent RSUs granted after the Amendment Date (the “Future RSUs”), such Future Options and Future RSUs shall immediately vest in full and, with respect to any Future Options, become exercisable on the date of termination.  Notwithstanding the foregoing, any Options or Subsequent Options granted prior to the Amendment Date (the “Current Options”) shall, in the case of a Change in Control where the consideration being paid is solely cash, fully vest and become exercisable immediately prior to such Change in Control, regardless of Executive’s employment status, notwithstanding anything to the contrary contained in the stock option agreements evidencing such Current Options or the Plan.  In the case of a Change in Control where the consideration is stock or a combination of stock and cash, the vesting, acceleration and exercisability provisions of the existing agreements evidencing any Current Options shall continue to govern, provided, however, that if Executive’s employment is terminated for Good Reason following such Change in Control, then all Current Options held by Executive shall then immediately vest in full and become exercisable on the date of such termination.”

2. Definition of Termination for Good Reason.  Section 3(d)(iii) of the Original Agreement shall be amended and restated in its entirety to read in full as follows:

“(i)  Executive's termination of employment shall be for “Good Reason” if following a Change of Control: (A) the Employer (including any successor in interest) terminates Executive’s employment at any time within the one year anniversary of such Change of Control (as defined below), or reasons other than for Cause,  or death or disability (which will be dealt with on a case-by-case basis at the time either such event occurs); (B) Executive voluntarily terminates his employment within six (6) months of the Company's (or any successor in interest)  material reduction of Executive's level of responsibility; (C) Executive terminates his employment within six (6) months of the Company's (or any successor in interest) material reduction of the Base Salary, except for any salary reduction that is generally applicable to all of the Company's executives; or (D) Executive terminates his employment within six (6) months of the Company’s (or any successor in interest) change in the geographic location at which the Executive must provide services involving a relocation of fifty (50) miles or more from the location at which Executive provided services at the time of the Change in Control; provided that in the case of (B) and (C) above, “Good Reason” shall only be found to exist if, prior to Executive’s resignation for Good Reason, the Executive has provided thirty (30) days written notice to the Company within ninety (90) days following the existence of such Good Reason event indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within ninety (90) days following the receipt of such notice from Executive.  In the event the Company fails to timely cure, Executive may resign upon expiration of the cure period.”

3. Miscellaneous.  Except as specifically amended by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

In Witness Whereof, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officers or representatives.

Obagi Medical Products, Inc.	Executive
By: Albert F. Hummel
President & Chief Executive Officer